UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 5, 2006

S&C Holdco 3, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-100717 (Commission File Number)	81-0557245 (I.R.S. Employer Identification Number)

1770 Promontory Circle, Greeley, CO (Address of principal executive offices)		80634 (Zip code)
Registrant’s telephone number, including area code: (970) 506-8000
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Separation Agreement and Release

Item 1.01 Entry into a Material Definitive Agreement.
     On September 5, 2006, Swift & Company entered into a Separation Agreement and Release (the “Separation Agreement”) with Marshall Ernst, the Vice President-Pork Business Operations of Swift Foods Company and its subsidiaries, including the registrant and Swift & Company. Pursuant to the Separation Agreement, Mr. Ernst’s employment terminated effective May 25, 2006. In connection with Mr. Ernst’s termination of employment, Swift & Company agreed to pay to Mr. Ernst a severance benefit of $787,500 in cash payable over an 18-month period. The Separation Agreement provides that Mr. Ernst will provide consulting services to Swift & Company for a period of 18 months from the execution of the Separation Agreement in consideration for the severance payments under the agreement. Pursuant to the Separation Agreement, Mr. Ernst agreed not to engage in a competing business for a period of 18 months after his employment termination. In addition, all of Mr. Ernst’s options to purchase Swift Foods Company (“Swift Foods”) common stock will be vested in full and Swift Foods waived its right to purchase such options. Additionally, pursuant to the Stockholders Agreement, dated as of September 19, 2002, by and among HMTF Rawhide, L.P., ConAgra Foods, Inc., Hicks, Muse, Tate & Furst Incorporated, Swift Foods and the other individuals named therein, as amended, Swift Foods has agreed to purchase 247,433 shares of Swift Foods common stock owned by Mr. Ernst for a purchase price equal to $249,907.33.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement and Release, dated September 5, 2006, among Swift & Company, Swift Foods Company and Marshall Ernst.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S&C HOLDCO 3, INC.

By: /s/ Donald F. Wiseman

Name: Donald F. Wiseman Title: Senior Vice President, General Counsel and Secretary
Date: September 7, 2006